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                                                                     Exhibit 5.1

                      [ Davis Polk & Wardwell Letterhead ]

                                        January 26, 1999

AerCo Limited
22 Grenville Street
St. Helier
Jersey JE4 8PX
Channel Islands

Dear Sirs:

     We have acted as United States counsel to AerCo ("AerCo") in connection with AeroCo's offer (the "Exchange Offer") to exchange four subclasses of its Notes due July 15, 2023 (the "New Notes") for any and all of its outstanding subclasses of Notes due July 15, 2023 (the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

     Based on the foregoing, we are of the opinion that:

     1. Assuming the due execution and delivery of the New Notes, the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer will constitute valid and binding obligations of AerCo enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

     2. The statements in the Prospectus under the captions "Tax Considerations - United States Taxation" and "Legal Matters" insofar as such statements constitute summaries of the legal matters, documents or proceedings under the laws of the United States, fairly summarize the matters referred to therein.

     We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the use of our name under the captions "Tax Considerations" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Davis Polk & Wardwell


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